Exhibit 99
TD Banknorth reports second quarter results and
announces quarterly dividend.
(Second Quarter Earnings Conference Call at 10:30 a.m. Eastern Time today, July 26, 2006. Dial-in number for USA and Canada is 866-277-1182. International dial-in number is 617-597-5359. Passcode for both numbers is 77729051. Replay number for USA and Canada is 888-286-8010. International replay dial-in number is 617-801-6888. Replay passcode for both is 93005233. Live webcast and webcast replay available at www.tdbanknorth.com, Investor Relations.)
Highlights for the second quarter of 2006 include:
•	Adjusted earnings[1] increased to $128.3 million in the second quarter of 2006 up from $109.1 million in the second quarter of 2005, reflecting the acquisition of Hudson United Bancorp on January 31, 2006.

•	The Company successfully completed the systems conversion of Hudson United during the second quarter of 2006.

•	The Company exhibited strong expense control during the second quarter of 2006 with the increase in adjusted noninterest expense in the second quarter of 2006 as compared to the second quarter of 2005 being entirely attributable to the acquisition of Hudson United.

•	Asset quality remained strong with the ratio of nonperforming assets to total assets amounting to 0.22% at June 30, 2006, the same as at March 31, 2006.

•	The Board of Directors declared a dividend of 22 cents per share payable on August 14, 2006 to shareholders of record as of the close of business on August 4, 2006.
Second Quarter Adjustments (Items of Note) 1
The following material items of note (net of tax) are included in the Company’s reported GAAP earnings for the second quarter of 2006 as compared to the second quarter of 2005. Share impact is on a per diluted share basis.
•	Amortization of identifiable intangible assets of $24.0 million (11 cents per share) as compared to $19.8 million (12 cents per share) for the second quarter of 2005.

•	Merger and restructuring charges of $9.6 million (4 cents per share) as compared to $3.5 million (2 cents per share) for the second quarter of 2005.

•	Gains of $9.6 million (6 cents per share) related to changes in unrealized loss on derivates recognized in the second quarter of 2005 as compared to none in the second quarter of 2006.
PORTLAND, Maine—July 26, 2006—TD Banknorth Inc. (“TD Banknorth” or the “Company”) (NYSE: BNK) today reported net income of $93.4 million for the quarter ended June 30, 2006 as compared to $95.6 million for the quarter ended June 30, 2005. On a per diluted share basis, reported net income was 41 cents for the second quarter of 2006 as compared to 55 cents for the second quarter of 2005.
Net income for the six months ended June 30, 2006 was $169.6 million as compared to $129.7 million for the same period in 2005. On a per diluted share basis, net income for the six months ended June 30, 2006 was 77 cents as compared to 72 cents for the same period a year ago.

1	All references in this release to adjusted results for the second quarter of 2005 and 2006 reflect the exclusion of the impact of various items of note described above. For a detailed listing of the items of note excluded from the Company’s adjusted earnings for the three and six months ended June 30, 2005 and 2006, please see the reconciliation table in the financial tables which accompany this release. For a detailed explanation of the use of non-GAAP financial measures, please see the “Notes” section of this release.

Adjusted earnings were $128.3 million for the second quarter of 2006 as compared to $109.1 million for the second quarter of 2005. On a per diluted share basis, adjusted earnings were 56 cents for the second quarter of 2006 as compared to 63 cents for the same quarter a year ago.
Adjusted earnings for the six months ended June 30, 2006 were $243.9 million as compared to $220.9 million for the same period in 2005. On a per diluted share basis, earnings for the six months ended June 30, 2006 were $1.11 as compared to $1.23 for the same period a year ago.
The Company’s results in the second quarter of 2006 reflect the full impact of the acquisition of Hudson United Bancorp on January 31, 2006. On a per diluted share basis, results for both the second quarter of 2006 and for the six months ended June 30, 2006 reflect the issuance of approximately 62 million shares of TD Banknorth common stock in conjunction with the acquisition of Hudson United Bancorp which was in part offset by the Company’s repurchase of 8.5 million shares during the first quarter of 2006.
“We continue to see intense competition for high quality loans and deposits,” said William J. Ryan, TD Banknorth Chairman, President and Chief Executive Officer. “At the same time, we successfully completed the Hudson United conversion, asset quality remained strong and we exhibited strong expense control during the quarter. I believe we remain well positioned for the future.”
Hudson United Systems Conversion
The Company completed the systems conversion at Hudson United during the second quarter. “The conversion went extremely well. This was the largest conversion in our history and it went as planned,” said Wendy Suehrstedt, President and CEO of the Mid-Atlantic Division. “We are pleased to welcome the former Hudson United customers to TD Banknorth.” The Hudson United acquisition added approximately 200 branches in New Jersey, Pennsylvania, Connecticut and the metropolitan New York area to the TD Banknorth branch network.
Total Assets
Total assets at June 30, 2006 were $40.3 billion, up 26% from $32.1 billion at December 31, 2005. The increase was due primarily to the acquisition of Hudson United.
Average Loans and Leases
Average loans and leases increased by 27.2% to $25.7 billion for the quarter ended June 30, 2006 as compared to $20.2 billion for the second quarter of 2005, due primarily to the acquisition of Hudson United. For the six months ended June 30, 2006, total average loans and leases were $24.8 billion as compared to $20.0 billion for the same period in 2005, also largely due to the acquisition of Hudson United.
Excluding the effects of acquisitions and purchase accounting adjustments, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases (including credit cards) increased 7.8% in the aggregate for the quarter ended June 30, 2006 as compared to the same period a year ago. On a linked quarter basis, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases increased 1.2% (4.8% annualized), reflecting the competition for high-quality commercial and consumer loans.
Average Deposits
Average deposits increased by 34.2% to $26.8 billion for the quarter ended June 30, 2006 as compared to the quarter ended June 30, 2005, due primarily to the acquisition of

Hudson United. For the six months ended June 30, 2006, total average deposits were $25.6 billion as compared to $19.8 billion for the same period in 2005, also largely due to the acquisition of Hudson United.
Excluding the effects of acquisitions and purchase accounting adjustments, average deposits increased 1.9% for the quarter ended June 30, 2006 as compared to the same period a year ago. On a linked quarter basis, average deposits were comparable with the first quarter of 2006, reflecting the continued competitive environment for deposit gathering in the Company’s market areas.
Net Interest Income and Net Interest Margin
Net interest income was $306.8 million for the second quarter of 2006, a 21% increase from net interest income of $252.6 million for the same quarter of 2005. The increase was due primarily to the acquisition of Hudson United. For the six months ended June 30, 2006, the Company’s net interest income amounted to $589.3 million as compared to $505.4 million for the same period in 2006, largely due to the acquisition of Hudson United.
The Company’s net interest margin for the quarter ended June 30, 2006 was 4.07% as compared to 4.12% for the quarter ended June 30, 2005 and up from 3.83% for the quarter ended March 31, 2006. The increase in net interest margin from the first quarter of 2006 reflected the full impact of the Company’s balance sheet deleveraging program implemented in the first quarter of 2006.
Provision for Credit Losses and Asset Quality
The Company’s total provision for credit losses amounted to $9.0 million for the quarter ended June 30, 2006, as compared to $3.7 million for the quarter ended June 30, 2005 and $7.2 million for the quarter ended March 31, 2006. Total nonperforming assets amounted to $89.1 million at June 30, 2006 as compared to $73.9 million at June 30, 2005 and $90.7 million at March 31, 2006. The decline in nonperforming assets from March 31, 2006 was due primarily to the sale during the second quarter of two properties classified as Other Real Estate Owned.
Overall, the Company’s asset quality ratios remained strong during the second quarter of 2006. The Company’s allowance for credit losses to total loans and leases was 1.10% at June 30, 2006 as compared to 1.17% at June 30, 2005 and 1.11% at March 31, 2006. As a percentage of total assets, nonperforming assets amounted to 0.22% at June 30, 2006, as compared to 0.23% at June 30, 2005 and 0.22% at March 31, 2006. Annualized net charge-offs to average loans remain historically low and for the quarter ended June 30, 2006 amounted to 0.14% as compared to 0.07% for the same period a year ago and 0.10% for the quarter ended March 31, 2006.
Noninterest Income
Noninterest income increased to $127.1 million in the second quarter of 2006 as compared $117.3 million in the second quarter of 2005 due primarily to the impact of the acquisition of Hudson United. Adjusted noninterest income increased to $127.1 million for the second quarter of 2006 as compared to $102.3 million for the second quarter in 2005 due primarily to the acquisition of Hudson United.
For the six months ended June 30, 2006, noninterest income increased to $244.9 million as compared to $142.9 million for the same period in 2005, due to the acquisition of Hudson United and to a $50.4 million deleveraging loss incurred in the first six months of 2005. For the six months ended June 30, 2006, adjusted noninterest income increased to $245.2 million as compared to $193.7 million for the same period in 2005, primarily due to the acquisition of Hudson United.

Noninterest Expense
Noninterest expense increased $65.7 million for the second quarter of 2006 as compared to the second quarter of 2005, due to increased Hudson United-related operating expenses and increases in the amortization of identifiable intangible assets and merger and restructuring charges. The Company exhibited strong expense control during the second quarter of 2006 with the increase in adjusted noninterest expense in the second quarter of 2006 as compared to the second quarter of 2005 being entirely attributable to the acquisition of Hudson United.
The Company successfully completed the systems conversion at Hudson United in the second quarter of 2006 and has begun to realize the cost savings associated with the acquisition of Hudson United with the full benefit to be realized in the third quarter of 2006. On a linked quarter basis, the Company’s adjusted efficiency ratio for the quarter ended June 30, 2006 improved to 53.47% from 54.84% for the quarter ended March 31, 2006 reflecting the Company’s continued emphasis on expense control. During the second quarter of 2005, which does not reflect the acquisition of Hudson United, the Company’s adjusted efficiency ratio amounted to 51.89%.
For the six months ended June 30, 2006, noninterest expense increased to $563.1 million as compared to $443.4 million for the same period in 2005 largely due to increased operating expenses associated with the acquisition of Hudson United and increased amortization of identifiable intangible assets. For the six months ended June 30, 2006, adjusted noninterest expense increased to $451.5 million as compared to $357.4 million for the same period in 2005, largely due to increased operating expenses associated with the acquisition of Hudson United.
Capital
The Company and its banking subsidiary continue to qualify as “well capitalized” institutions under applicable laws and regulations. At June 30, 2006, the Company’s tier 1 capital ratio was 6.70% as compared to 7.08% at December 31, 2005 and to 6.76% at March 31, 2006; its total risk-based capital ratio was 11.15% as compared to 11.73% at December 31, 2005 and up from 11.03% at March 31, 2006; and its ratio of tangible equity to tangible assets was 5.06% as compared to 5.69% at December 31, 2005 and up from 4.80% at March 31, 2006.
Shares Outstanding and Other Information
The number of diluted weighted average shares outstanding for the quarter ended June 30, 2006 was 228.8 million as compared to 174.3 million for the quarter ended June 30, 2005. The increase was due primarily to shares issued in conjunction with the acquisition of Hudson United.
The Company’s adjusted return on average tangible equity for the second quarter of 2006 was 30.86%, as compared to 31.32% for the second quarter of 2005 and 29.21% for the first quarter of 2006, while the Company’s adjusted return on average tangible assets for the second quarter of 2006 was 1.54%, as compared to 1.64% for the second quarter of 2005 and 1.43% for first quarter of 2006.
At June 30, 2006, the Company’s tangible book value per share was $7.42 as compared to $8.81 at December 31, 2005 and up from $7.16 at March 31, 2006.
Quarterly Dividend
TD Banknorth also announced today that its Board of Directors has approved a quarterly dividend of 22 cents per share based on earnings for the quarter ended June 30, 2006. The dividend is level with the dividend paid following the quarter ended March 31, 2006 and will be paid on August 14, 2006 to shareholders of record at the close of business on August 4, 2006.

Acquisition of Interchange Financial Services Corporation
On April 13, 2006, the Company announced it had entered into a definitive agreement to acquire Interchange Financial Services Corporation (NASDAQ: IFCJ), Saddle Brook, New Jersey, for approximately $480.6 million in cash. As part of the transaction, TD Bank Financial Group has agreed to purchase 13 million shares of TD Banknorth common stock from TD Banknorth at a price of $31.17 per share. The acquisition is subject to the receipt of Interchange shareholder approval and all required regulatory approvals and other customary conditions and is anticipated to close early in the first quarter of 2007 with systems integration shortly thereafter.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At June 30, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.
NOTES: This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company arrives at these measures, indicated by the use of the term “adjusted,” by removing “items of note” from the reported GAAP measure. The items of note excluded from adjusted measures are described at the outset of this release, and a reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in the financial tables in the back of this release. The items of note relate to items which management does not believe are indicative of underlying business performance, and typically are the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities, as well as the amortization of intangible assets. Items of note also include other significant gains or losses that are considered to be unusual in nature, such as securities gains or losses and prepayment penalties incurred in connection with deleveraging strategies. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of adjusted financial measures excluding the impact of these items of note provide useful supplemental information that is essential to a proper understanding of the operating results of the Company. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
This press release contains forward-looking statements with respect to the financial condition, results of operations and business of TD Banknorth. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting TD Banknorth’s operations. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or synergies at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access TD Banknorth’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding TD Banknorth, including information which could affect TD Banknorth’s forward-looking statements. TD Banknorth does not undertake any obligation to update these forward-looking statements to reflect events or circumstances that may occur after the date on which such statements were made.
On May 16, 2005, the Company announced that it had adopted purchase accounting to account for TD Bank Financial Group’s acquisition of a majority interest in the Company on March 1, 2005. To most accurately reflect the application of purchase accounting, the Company uses the term “predecessor” to refer to the results of Banknorth Group, Inc., the predecessor entity to TD Banknorth Inc., at the dates and for the periods ended on or prior to February 28, 2005, which are based on historical accounting, and the term “successor” to refer to the results of TD Banknorth Inc. at the dates and for the periods beginning on or after March 1, 2005, which are based on the application of purchase accounting. To assist in the comparability of the Company’s financial results and to make it easier to discuss and understand these results, the financial information discussed herein and presented in the accompanying financial statements under the heading “Combined” combines the “predecessor period” January 1, 2005 to February 28, 2005 with the applicable “successor period” thereafter. Due to the application of purchase accounting as of March 1, 2005, results for the combined periods may not be comparable to the results for the respective predecessor periods. For a detailed discussion of the impact of purchase accounting on the Company’s balance sheet and income statement, reference is made to the Company’s second quarter 2005 earnings release dated May 16, 2005.
Source: TD Banknorth Inc.
Jeff Nathanson, 207-761-8517

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)

	Successor	Successor		Successor
	June 30,	June 30,	%	March 31,	%
(In thousands)	2006	2005	Change	2006	Change

Assets
Cash and due from banks	$1,060,587	$793,345	34%	$836,108	27%
Federal funds sold, securities purchased under agreements to resell, and other short term investments	2,019,344	6,393	NM	3,210,712	-37%
Securities available for sale	2,353,506	4,143,013	-43%	2,251,530	5%
Securities held to maturity	55,804	74,856	-25%	60,026	-7%

Loans and leases held for sale	32,493	53,318	-39%	25,233	29%
Loans and leases:
Residential real estate mortgages	2,862,331	3,259,283	-12%	2,902,999	-1%
Commercial real estate mortgages	8,752,137	6,698,632	31%	8,708,106	1%
Commercial business loans and leases	6,593,276	4,272,272	54%	6,365,259	4%
Consumer loans and leases, exc credit cards	7,186,526	5,798,475	24%	7,269,035	-1%
Credit card receivables	428,517	—	NM	375,113	14%

Total loans and leases	25,822,787	20,028,662	29%	25,620,512	1%
Less: Allowance for loan and lease losses	276,361	228,168	21%	276,342	0%

Loans and leases, net	25,546,426	19,800,494	29%	25,344,170	1%

Premises and equipment	466,555	308,018	51%	460,021	1%
Goodwill	6,019,817	4,550,679	32%	6,015,756	0%
Identifiable intangible assets	808,373	727,442	11%	848,880	-5%
Bank-owned life insurance	774,881	560,942	38%	767,043	1%
Other assets	1,147,786	765,835	50%	1,052,715	9%

Total Assets	$40,285,572	$31,784,335	27%	$40,872,194	-1%

Liabilities & Shareholders’ Equity

Deposits:
Regular savings	$4,261,150	$2,661,337	60%	$4,368,767	-2%
Retail money market and NOW accounts	9,508,171	7,977,996	19%	9,898,522	-4%
Retail certificates of deposit	6,611,010	4,681,623	41%	6,716,414	-2%
Brokered deposits	238,166	73,489	224%	270,061	-12%
Other interest bearing deposits	20,541	—	NM	—	NM
Noninterest bearing deposits	5,960,781	4,570,156	30%	5,616,850	6%

Total deposits	26,599,819	19,964,601	33%	26,870,614	-1%

Borrowings from the Federal Home Loan Bank	90,615	1,607,869	-94%	444,050	-80%
Federal funds purchased and securities sold under repurchase agreements	3,269,904	2,344,006	40%	3,402,386	-4%
Subordinated debt and senior notes	854,704	376,291	127%	847,906	1%
Other borrowings	31,150	59,153	-47%	8,671	259%
Junior subordinated debentures	524,081	371,355	41%	527,511	-1%
Deferred tax liability related to other identifiable intangible assets	325,300	269,517	21%	337,557	-4%
Other liabilities	395,337	318,047	24%	273,276	45%

Total liabilities	32,090,910	25,310,839	27%	32,711,971	-2%

Shareholders’ equity	8,194,662	6,473,496	27%	8,160,223	0%

Total liabilities and shareholders’ equity	$40,285,572	$31,784,335	27%	$40,872,194	-1%

NM — Calculated % change is not meaningful.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Successor	Combined		Successor	Successor
	Six Months	Six Months		Three Months	Three Months
	Ended June 30,	Ended June 30,	%	Ended June 30,	Ended June 30,	%
	2006	2005	Change	2006	2005	Change

Interest and dividend income	$949,321	$686,095	38%	$492,823	$342,447	44%
Interest expense	360,044	180,729	99%	185,990	89,819	107%

Net interest income	589,277	505,366	17%	306,833	252,628	21%

Noninterest income:
Deposit services	81,105	59,935	35%	42,626	31,751	34%
Insurance brokerage commissions	30,390	27,496	11%	14,551	13,604	7%
Merchant and electronic banking income, net	33,792	27,841	21%	18,155	14,727	23%
Wealth management services	23,083	20,899	10%	11,735	10,395	13%
Loan fee income	27,917	15,811	77%	15,524	8,892	75%
Bank-owned life insurance	15,391	12,203	26%	8,103	6,107	33%
Investment planning services	10,501	10,150	3%	5,359	5,462	-2%
Net securities gains/(losses)	(10)	(49,036)	-100%	81	1,439	-94%
Loans held for sale — lower of cost or market adjustment	—	(7,114)	-100%	—	386	-100%
Change in unrealized loss on certain derivatives	—	6,664	-100%	—	14,840	-100%
Other noninterest income	22,739	18,042	26%	10,934	9,669	13%

Total noninterest income	244,908	142,891	71%	127,068	117,272	8%

Total Revenue	834,185	648,257	29%	433,901	369,900	17%

Provision for loan and lease losses	15,619	5,666	176%	8,719	3,597	142%

Noninterest expense:
Salaries and employee benefits	252,933	205,964	23%	127,722	105,096	22%
Occupancy and equipment	82,460	61,787	33%	43,280	31,048	39%
Data processing	31,021	22,652	37%	15,787	11,618	36%
Advertising and marketing	18,197	14,781	23%	10,006	8,087	24%
Amortization of identifiable intangible assets	77,174	43,152	79%	39,508	31,656	25%
Merger and restructuring charges	34,401	36,559	-6%	14,583	5,368	172%
Prepayment penalties on borrowings	—	6,303	-100%	—	—	NM
Other noninterest expense	66,918	52,244	28%	35,182	27,460	28%

Total noninterest expense	563,104	443,442	27%	286,068	220,333	30%

Income before income tax expense	255,462	199,149	28%	139,114	145,970	-5%
Income tax expense	83,203	69,478	20%	44,405	50,375	-12%

Net income from continuing operations	172,259	129,671	33%	94,709	95,595	-1%

Income (loss) from discontinued operations, net of tax	(2,666)	0		(1,323)	—	NM

Net income	$169,593	$129,671	31%	$93,386	$95,595	-2%

Weighted average shares outstanding:
Basic	218,960	178,417	23%	228,130	173,428	32%
Diluted	219,661	179,616	22%	228,777	174,261	31%
Earnings per share:
Basic	$0.77	$0.73	5%	$0.41	$0.55	-25%
Diluted	0.77	0.72	7%	0.41	0.55	-25%

NM — calculated % change is not meaningful

TD Banknorth Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share data)

	Successor	Combined		Successor	Successor
	Six Months	Six Months		Three Months	Three Months
	Ended June 30,	Ended June 30,	%	Ended June 30,	Ended June 30,	%
	2006	2005	Change	2006	2005	Change

Net interest income	$589,277	$505,366	17%	$306,833	$252,628	21%
Net income	$169,593	$129,671	31%	$93,386	$95,595	-2%
Shares outstanding (end of period)	228,092	173,406	32%	228,092	173,406	32%
Weighted average shares outstanding:
Basic	218,960	178,417	23%	228,130	173,428	32%
Diluted	219,661	179,616	22%	228,777	174,261	31%

Earnings per share:
Basic	$0.77	$0.73	5%	$0.41	$0.55	-25%
Diluted	$0.77	$0.72	7%	$0.41	$0.55	-25%

Shareholders’ equity (end of period)	$8,194,662	$6,473,496	NM	$8,194,662	$6,473,496	NM
Book value per share (end of period)	$35.93	$37.33	NM	$35.93	$37.33	NM
Tangible book value per share (end of period)	7.42	8.45	-12%	7.42	8.45	-12%
			Nominal			Nominal
RATIOS & OTHER INFORMATION:			Inc/(Dec)			Inc/(Dec)

Net interest margin, fully-taxable equivalent basis	3.95%	4.04%	-0.09%	4.07%	4.12%	-0.05%

Return on average assets	0.86%	0.83%	0.03%	0.93%	1.20%	-0.27%
Return on average equity	4.33%	4.80%	-0.47%	4.58%	5.98%	-1.40%

At period end:
Tangible equity/tangible assets	5.06%	5.53%	-0.47%	5.06%	5.53%	-0.47%
Tier 1 leverage capital ratio	6.70%	6.65%	0.05%	6.70%	6.65%	0.05%
Tier 1 risk based capital ratio	7.92%	8.27%	-0.35%	7.92%	8.27%	-0.35%
Total risk based capital ratio	11.15%	10.41%	0.74%	11.15%	10.41%	0.74%

Nonperforming loans	$86,919	$70,110	$16,809	$86,919	$70,110	$16,809
Total nonperforming assets	$89,079	$73,906	$15,173	$89,079	$73,906	$15,173
Nonperforming loans as a % of total loans	0.34%	0.35%	-0.01%	0.34%	0.35%	-0.01%
Nonperforming assets as a % of total assets	0.22%	0.23%	-0.01%	0.22%	0.23%	-0.01%

Full service banking offices	586	395		586	395

FINANCIAL INFORMATION AND RATIOS EXCLUDING CERTAIN ITEMS (Non-GAAP Financial Information):
See page 14 for a reconciliation table of non-GAAP financial information.

Earnings per diluted share, GAAP basis	$0.77	$0.72	$0.05	$0.41	$0.55	($0.14)
Merger and restructuring costs, per diluted share, net of tax (1)	0.11	0.15	(0.04)	0.04	0.02	0.02
Discontinued operations, per diluted share, net of tax (2)	0.01	—	0.01	—	—	—
Change in unrealized loss on certain derivatives, per diluted share, net of tax	—	(0.02)	0.02	—	(0.06)	0.06
Deleveraging losses, per diluted share, net of tax (3)	—	0.23	(0.23)	—	—	0.00
Amortization of intangibles, per diluted share, net of tax	0.22	0.15	0.07	0.11	0.12	(0.01)

Earnings per diluted share, as adjusted	$1.11	$1.23	($0.12)	$0.56	$0.63	($0.07)

Noninterest income (4)	$245,238	$193,700	$51,538	$127,069	$102,263	$24,806
Noninterest income as a percent of total income (4)	29.36%	27.57%	1.79%	29.27%	28.48%	0.79%

Return on average tangible assets, as adjusted (5)	1.49%	1.63%	-0.14%	1.54%	1.64%	-0.10%

Return on average tangible equity, as adjusted (5)	30.07%	29.13%	0.94%	30.86%	31.32%	-0.46%

Noninterest expense (6)	$451,530	$357,428	$94,102	$231,978	$183,309	$48,669
Efficiency ratio, as adjusted (7)	54.13%	51.23%	2.90%	53.47%	51.89%	1.58%

(1)	Merger and restructuring costs consist of merger related charges and corporate restructuring costs.

(2)	Discontinued operations reflect costs incurred in connection with landfill gas and power generation facilities acquired from Hudson United.

(3)	Deleveraging losses consist of losses on securities sales, lower of cost or market adjustments and prepayment penalties on borrowings incurred in connection with balance sheet restructurings.

(4)	Excludes deleveraging securities losses, lower of cost or market adjustments, and change in unrealized loss on derivatives.

(5)	Excludes merger and restructuring costs, discontinued operations, changes in unrealized loss on certain derivatives and deleveraging losses, net of related tax benefits and amortization expense on intangible assets, net of related taxes

(6)	Excludes pre-tax merger and restructuring costs, prepayment penalties on borrowings, amortization of intangible assets, corporate restructuring costs and discontinued operations.

(7)	Excludes securities gains/losses, lower of cost or market adjustments, prepayment penalties on borrowings, and gains/losses on certain derivatives, merger and corporate restructuring costs, discontinued operations and amortization of intangible assets.

Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCE SHEETS (Unaudited)

	Successor		Successor
	Three Months Ended June 30,		Three Months Ended June 30,
	2006		2005
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate

Assets

Loans and leases (1)
Residential real estate mortgages	$2,901,974	5.55%	$3,665,306	5.43%
Commercial real estate mortgages	8,791,585	6.92%	6,658,257	5.87%
Commercial loans and leases	6,456,262	7.18%	4,162,669	5.72%
Consumer loans and leases, exc credit cards	7,170,723	6.44%	5,686,240	5.90%
Credit card receivables	403,101	12.50%	—	0.00%

Total loans and leases	25,723,645	6.78%	20,172,472	5.76%
Securities	2,339,284	5.23%	4,578,749	4.72%
Federal funds sold, securities purchased under agreements to resell and other short term investments	2,437,783	3.48%	12,574	2.44%

Total earning assets	30,500,712	6.52%	24,763,795	5.57%

Bank-owned life insurance	769,784		557,665
Goodwill	6,016,959		4,536,952
Identifiable intangible assets	833,508		746,331
Other assets	2,136,123		1,403,735

Total assets	$40,257,086		$32,008,478

Liabilities & Shareholders’ Equity

Interest-bearing deposits:
Regular savings	$4,336,225	1.30%	$2,696,236	0.29%
Retail money market and NOW accounts	9,837,884	2.53%	8,031,408	1.22%
Retail certificates of deposit	6,649,366	3.35%	4,786,696	1.76%
Brokered deposits	256,872	4.96%	76,441	3.84%
Other interest-bearing deposits	783	3.85%	—	0.00%

Total interest-bearing deposits	21,081,130	2.56%	15,590,781	1.24%
Borrowed funds	4,622,370	4.44%	5,140,876	3.25%

Total interest-bearing liabilities	25,703,500	2.90%	20,731,657	1.74%
Noninterest bearing deposits	5,682,032		4,351,905
Deferred tax liability related to other identifiable intangible assets	333,871		264,676
Other liabilities	353,817		244,650
Shareholders’ equity	8,183,866		6,415,590

Total liabilities and shareholders’ equity	$40,257,086		$32,008,478

Net earning assets	$4,797,212		$4,032,138

Net interest income (fully-taxable equivalent)	$309,382		$254,400
Less: fully-taxable equivalent adjustments	(2,549)		(1,772)

Net interest income	$306,833		$252,628

Net interest rate spread (fully-taxable equivalent)		3.61%		3.83%
Net interest margin (fully-taxable equivalent)		4.07%		4.12%

(1)	Loans and leases include portfolio loans and leases and loans held for sale.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCE SHEETS (Unaudited)

	Successor		Combined (1)
	Six Months Ended June 30,		Six Months Ended June 30,
	2006		2005
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate

Assets

Loans and leases (2)
Residential real estate mortgages	$2,909,401	5.53%	$3,735,498	5.28%
Commercial real estate mortgages	8,396,305	6.82%	6,553,657	5.91%
Commercial loans and leases	6,110,198	6.94%	4,091,063	5.68%
Consumer loans and leases, exc credit cards	7,040,377	6.32%	5,594,277	5.69%
Credit card receivables	323,636	12.71%	—	0.00%

Total loans and leases	24,779,917	6.63%	19,974,495	5.68%
Securities	3,977,890	5.12%	5,338,825	4.70%
Federal funds sold, securities purchased under agreements to resell, and other short term investments	1,524,335	3.63%	12,003	2.69%

Total earning assets	30,282,142	6.35%	25,325,323	5.48%

Bank-owned life insurance	733,925		551,842
Goodwill	5,764,814		3,532,889
Identifiable intangible assets	817,615		524,947
Other noninterest-earning assets	2,040,514		1,424,746

Total assets	$39,639,010		$31,359,747

Liabilities & Shareholders’ Equity

Interest-bearing deposits:
Regular savings	$4,023,863	1.17%	$2,669,867	0.29%
Retail money market and NOW accounts	9,507,085	2.35%	8,059,616	1.14%
Retail certificates of deposit	6,438,869	3.19%	4,742,817	1.83%
Brokered deposits	234,405	4.75%	71,179	3.87%
Other interest-bearing deposits	394	3.85%	—	0.00%

Total interest-bearing deposits	20,204,616	2.41%	15,543,479	1.21%
Borrowed funds	5,448,586	4.38%	5,644,617	3.11%

Total interest-bearing liabilities	25,653,202	2.83%	21,188,096	1.72%
Noninterest bearing deposits	5,425,567		4,287,179
Deferred tax liability related to other identifiable intangible assets	324,735		134,551
Other liabilities	342,037		297,194
Shareholders’ equity	7,893,469		5,452,727

Total liabilities and shareholders’ equity	$39,639,010		$31,359,747

Net earning assets	$4,628,940		$4,137,227

Net interest income (fully-taxable equivalent)	$594,114		$508,879
Less: fully-taxable equivalent adjustments	(4,837)		(3,514)

Net interest income	$589,277		$505,365

Net interest rate spread (fully-taxable equivalent)		3.52%		3.76%
Net interest margin (fully-taxable equivalent)		3.95%		4.04%

(1)	Includes two months of average balances based on historical cost and four months of average balances including purchase accounting and fair value adjustments. Had TD’s acquisition of a majority interest in TD Banknorth occurred at the beginning of the first quarter of 2006, noninterest-earning assets, total assets, shareholders’ equity, and total liabilities and shareholders’ equity would have been approximately $1.2 billion higher than the amounts in the above table, primarily related to intangible assets.

(2)	Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans.

TD Banknorth Inc. and Subsidiaries
Asset Quality (unaudited)
(Dollars in thousands)

	Successor
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

Nonperforming assets:

Residential real estate mortgages	$10,715	$9,827	$7,970	$6,531	$6,165
Commercial real estate mortgages	35,439	31,192	25,219	29,224	30,353
Commercial business loans and leases	33,643	31,460	20,211	21,306	26,776
Consumer loans and leases	7,123	6,090	7,165	6,899	6,816

Total nonperforming loans and leases	86,920	78,569	60,565	63,960	70,110

Other nonperforming assets, net	2,159	12,101	970	2,929	3,796

Total nonperforming assets	$89,079	$90,670	$61,535	$66,889	$73,906

Accruing loans which are 90 days overdue	$11,546	$12,934	$6,887	$6,489	$6,122

Allowance for loan and lease losses	$276,361	$276,342	$223,030	$228,334	$228,168
Liability for unfunded credit commitments	8,507	8,207	7,907	7,607	6,807

Total allowance for credit losses	$284,868	$284,549	$230,937	$235,941	$234,975

Net loan charge-offs (recoveries):

Residential real estate mortgages	($63)	$111	($13)	($125)	$89
Commercial real estate mortgages	(117)	(6)	(30)	1,717	(391)

Total real estate mortgages	(180)	105	(43)	1,592	(302)
Commercial business loans and leases	2,103	(1,584)	4,355	3	(229)
Consumer loans and leases exc credit cards	3,401	4,985	6,994	4,739	4,126
Credit card receivables	3,375	2,645	—	—	—

Total net charge-offs	$8,699	$6,151	$11,306	$6,334	$3,595

Provision for credit losses:
Provision for loan and lease losses	$8,719	$6,900	$6,000	$5,500	$3,597
Provision for off balance sheet commitments (1)	300	300	300	800	100

Total provision for credit losses	$9,019	$7,200	$6,300	$6,300	$3,697

Ratios:

Allowance for credit losses to total loans and leases	1.10%	1.11%	1.15%	1.18%	1.17%
Allowance for credit losses to nonperforming loans	327.74%	362.16%	381.30%	368.89%	335.15%
Nonperforming loans to total loans and leases	0.34%	0.31%	0.30%	0.32%	0.35%
Nonperforming assets to total assets	0.22%	0.22%	0.19%	0.21%	0.23%
Net charge-offs to average loans, annualized (2)	0.14%	0.10%	0.22%	0.13%	0.07%

(1)	Included in other noninterest expense

(2)	Excludes residential real estate loans held for sale

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Successor
	2006		2005
(In thousands, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$492,823	$456,499	$363,917	$350,679	$342,447
Interest expense	185,990	174,055	120,477	101,682	89,819

Net interest income	306,833	282,444	243,440	248,997	252,628

Noninterest income:
Deposit services	42,626	38,479	35,137	34,558	31,751
Insurance brokerage commissions	14,551	15,839	10,798	12,216	13,604
Merchant and electronic banking income, net	18,155	15,636	15,238	15,824	14,727
Wealth management services	11,735	11,348	10,622	10,662	10,395
Loan fee income	15,524	12,392	7,613	8,031	8,892
Bank-owned life insurance	8,103	7,288	6,009	5,994	6,107
Investment planning services	5,359	5,142	4,433	4,708	5,462
Net securities gains/(losses)	81	(90)	(45,048)	1,014	1,439
Loans held for sale — lower of cost or market adjustment	—	—	—	—	386
Change in unrealized loss on derivatives	—	—	(11)	(711)	14,840
Other noninterest income	10,934	11,805	15,306	11,311	9,669

Total noninterest income	127,068	117,839	60,097	103,607	117,272

Total Revenue	433,901	400,283	303,537	352,604	369,900

Provision for loan and lease losses	8,719	6,900	6,000	5,500	3,597

Noninterest expense:
Salaries and employee benefits	127,722	125,210	100,904	102,059	105,096
Occupancy and equipment	43,280	39,180	30,548	29,945	31,048
Data processing	15,787	15,233	11,693	11,675	11,618
Advertising and marketing	10,006	8,191	8,097	7,503	8,087
Amortization of identifiable intangible assets	39,508	37,666	30,894	31,041	31,656
Merger and restructuring charges	14,583	19,818	4,957	1,162	5,368
Prepayment penalties on borrowings	—	—	—	—	—
Other noninterest expense	35,182	31,738	28,564	28,344	27,460

	286,068	277,036	215,657	211,729	220,333

Income before income tax expense	139,114	116,347	81,880	135,375	145,970
Income tax expense	44,405	38,799	26,315	46,634	50,375

Net income from continuing operations	94,709	77,548	55,565	88,741	95,595

Income (loss) from discontinued operations, net of tax	(1,323)	(1,342)	—	—	—

Net income	$93,386	$76,206	$55,565	$88,741	$95,595

Weighted average shares outstanding:
Basic	228,130	209,690	173,745	173,661	173,428
Diluted	228,777	210,444	174,427	174,398	174,261
Earnings per share:
Basic	$0.41	$0.36	$0.32	$0.51	$0.55
Diluted	0.41	0.36	0.32	0.51	0.55

TD Banknorth Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

	Successor
	2006		2005
	Second	First	Fourth	Third	Second
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income	$306,833	$282,444	$243,440	$248,997	$252,628
Net income	$93,386	$76,206	$55,565	$88,741	$95,595
Shares outstanding (end of period)	228,092	227,951	173,665	173,615	173,406
Weighted average shares outstanding:
Basic	228,130	209,690	173,745	173,661	173,428
Diluted	228,777	210,444	174,427	174,398	174,261

Earnings per share:
Basic	$0.41	$0.36	$0.32	$0.51	$0.55
Diluted	$0.41	$0.36	$0.32	$0.51	$0.55

Shareholders’ equity (end of period)	$8,194,662	$8,160,223	$6,483,873	$6,463,623	$6,473,496
Book value per share (end of period)	$35.93	$35.80	$37.34	$37.23	$37.33
Tangible book value per share (end of period)	7.42	7.16	8.81	8.50	8.45

RATIOS & OTHER INFORMATION:

Net interest margin, fully-taxable equivalent basis	4.07%	3.83%	3.96%	4.09%	4.12%

Return on average assets	0.93	0.79	0.69	1.11	1.20
Return on average equity	4.58	4.07	3.42	5.44	5.98

At period end:
Tangible equity/tangible assets	5.06%	4.80%	5.69%	5.55%	5.53%
Tier 1 leverage capital ratio	6.70%	6.76%	7.08%	7.00%	6.65%
Tier 1 risk based capital ratio	7.92%	7.67%	8.63%	8.53%	8.27%
Total risk based capital ratio	11.15%	11.03%	11.73%	11.70%	10.41%

Nonperforming loans	$86,919	$78,569	$60,565	$63,960	$70,110
Total nonperforming assets	$89,079	$90,670	$61,535	$66,889	$73,906
Nonperforming loans as a % of total loans	0.34%	0.31%	0.30%	0.32%	0.35%
Nonperforming assets as a % of total assets	0.22%	0.22%	0.19%	0.21%	0.23%

Full service banking offices	586	597	396	397	395

FINANCIAL INFORMATION AND RATIOS EXCLUDING CERTAIN ITEMS (Non-GAAP Financial Information):
See page 14 for a reconciliation table of non-GAAP financial information.

Earnings per diluted share, GAAP basis	$0.41	$0.36	$0.32	$0.51	$0.55
Merger and restructuring costs, per diluted share, net of tax (1)	0.04	0.07	0.02	—	0.02
Discontinued operations, per diluted share, net of tax (2)	—	0.01	—	—	—
Change in unrealized loss on certain derivatives, per diluted share, net of tax	—	—	—	0.01	(0.06)
Deleveraging losses, per diluted share, net of tax (3)	—	—	0.17	—	—
Amortization of intangibles, per diluted share, net of tax	0.11	0.11	0.11	0.11	0.12

Earnings per diluted share, as adjusted	0.56	0.55	0.62	0.63	0.63

Noninterest income (4)	$127,069	$118,169	$105,108	$104,318	$102,263
Noninterest income as a percent of total income (4)	29.27%	29.45%	30.17%	29.32%	28.48%

Return on average tangible assets, as adjusted (5)	1.54%	1.43%	1.60%	1.64%	1.64%

Return on average tangible equity, as adjusted (5)	30.86%	29.21%	29.36%	29.39%	31.32%

Noninterest expense (6)	$231,978	$219,552	$179,806	$179,526	$183,309
Efficiency ratio, as adjusted (7)	53.47%	54.84%	51.58%	50.96%	51.89%

(1)	Merger and restructuring costs consist of merger related charges and corporate restructuring costs.

(2)	Discontinued operations reflect costs incurred in connection with landfill gas and power generation facilities acquired from Hudson United.

(3)	Deleveraging losses consist of losses on securities sales, lower of cost or market adjustments and prepayment penalties on borrowings incurred in connection with balance sheet restructurings.

(4)	Excludes deleveraging securities losses, lower of cost or market adjustments, and change in unrealized loss on derivatives.

(5)	Excludes merger and restructuring costs, discontinued operations, changes in unrealized loss on certain derivatives and deleveraging losses, net of related tax benefits and amortization expense on intangible assets, net of related taxes

(6)	Excludes pre-tax merger and restructuring costs, prepayment penalties on borrowings, amortization of intangible assets, corporate restructuring costs and discontinued operations.

(7)	Excludes securities gains/losses, lower of cost or market adjustments, prepayment penalties on borrowings, and gains/losses on certain derivatives, merger and corporate restructuring costs, discontinued operations and amortization of intangible assets.

Ratios are annualized where appropriate.

TD Banknorth Inc. and Subsidiaries
Reconciliation Table — Non-GAAP Financial Information (Unaudited)

	Successor
	2006		2005
(In thousands, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Net income (GAAP)	$93,386	$76,206	$55,565	$88,740	$95,595
Add back the following, net of tax:
Merger and restructuring charges	9,556	14,924	3,366	755	3,489
Loss from discontinued operations	1,323	1,342	—	—	—
Change in unrealized loss on certain derivatives	—	—	4	462	(9,646)
Deleveraging losses (1)	—	214	29,250	—	(109)
Amortization of intangibles	24,025	22,904	19,952	19,540	19,769

Net income, as adjusted	$128,290	$115,590	$108,137	$109,497	$109,098

Diluted earnings per share (GAAP)	$0.41	$0.36	$0.32	$0.51	$0.55
Add back the following, net of tax:
Merger and restructuring charges	0.04	0.07	0.02	—	0.02
Loss from discontinued operations	—	0.01	—	—	—
Change in unrealized loss on certain derivatives	—	—	—	0.01	(0.06)
Deleveraging losses (1)	—	—	0.17	—	—
Amortization of intangibles	0.11	0.11	0.11	0.11	0.12

Diluted earnings per share, as adjusted	$0.56	$0.55	$0.62	$0.63	$0.63

Return on average assets (GAAP)	0.93%	0.79%	0.69%	1.11%	1.20%
Effects of merger and restructuring costs, net of tax	0.10	0.16	0.04	0.01	0.04
Effects of discontinued operations, net of tax	0.01	0.01	—	—	—
Effects of change in unrealized loss on derivatives, net of tax	—	—	—	—	(0.12)
Effects of deleveraging losses, net of tax	—	—	0.36	—	—
Effects of amortization of intangibles, net of tax	0.50	0.47	0.51	0.52	0.52

Return on average assets, as adjusted	1.54%	1.43%	1.60%	1.64%	1.64%

Return on average equity (GAAP)	4.58%	4.07%	3.42%	5.44%	5.98%
Effects of merger and restructuring costs, net of tax	0.47	0.79	0.21	0.04	0.21
Effects of discontinued operations, net of tax	0.06	0.07	—	—	—
Effects of change in unrealized loss on derivatives, net of tax	—	—	—	0.03	(0.60)
Effects of deleveraging losses, net of tax	—	0.02	1.80	—	(0.01)
Effects of amortization of intangibles, net of tax	25.75	24.26	23.93	23.88	25.74

Return on average equity, as adjusted	30.86%	29.21%	29.36%	29.39%	31.32%

Efficiency ratio (GAAP)	65.93%	69.21%	71.05%	60.05%	59.57%
Effects of merger and restructuring costs, net of tax	(3.36)	(4.95)	(1.64)	(0.33)	(1.46)
Effects of change in unrealized loss on derivatives, net of tax	—	—	—	(0.12)	2.43
Effects of securities gains/losses (excluding deleveraging losses)	0.01	0.04	(0.01)	0.17	0.29
Effects of deleveraging losses, net of tax	—	(0.06)	(8.96)	—	0.03
Effects of amortization of intangibles, net of tax	(9.11)	(9.40)	(8.86)	(8.81)	(8.97)

Efficiency ratio, as adjusted	53.47%	54.84%	51.58%	50.96%	51.89%

Noninterest income (GAAP)	$127,069	$117,839	$60,097	$103,607	$117,271
Change in unrealized loss on derivatives	—	—	11	711	(14,840)
Deleveraging securities losses	—	330	45,000	—	218
Lower of cost or market adjustments (included in deleveraging losses above)	—	—	—	—	(386)

Noninterest income, as adjusted	$127,069	$118,169	$105,108	$104,318	$102,263

Noninterest expense (GAAP)	$286,069	$277,036	$215,657	$211,730	$220,334
Merger and restructuring costs	14,583	19,818	4,957	1,163	5,368
Prepayment penalties on borrowings (included in deleveraging losses above)	—	—	—	—	—
Amortization of intangibles	39,508	37,666	30,894	31,041	31,657

Noninterest expense, as adjusted	$231,978	$219,552	$179,806	$179,526	$183,309

Average assets (GAAP)	$40,257,086	$38,985,841	$32,108,978	$31,734,972	$32,008,478
Average Goodwill and Intangibles	6,850,467	6,311,653	5,240,241	5,264,758	5,283,283

Average Tangible Assets	$33,406,619	$32,674,188	$26,868,737	$26,470,214	$26,725,195

Average equity (GAAP)	$8,183,866	$7,601,170	$6,447,337	$6,477,100	$6,415,590
Average Goodwill and Intangibles	6,850,467	6,311,653	5,240,241	5,264,758	5,283,283
Average Deferred Taxes on Intangibles	333,871	315,498	254,235	265,588	264,676

Average Tangible Equity	$1,667,270	$1,605,016	$1,461,331	$1,477,930	$1,396,983

(1)	Deleveraging losses include losses on sale of securities, lower of cost or market adjustments on loans held for sale and prepayment penalties on borrowings.

TD Banknorth Inc. and Subsidiaries
Reconciliation Table — Non-GAAP Financial Information (Unaudited)

(In thousands, except per share data)	Successor	Combined
	Six Months Ended
	6/30/2006	6/30/2005

Net income (GAAP)	$169,593	$129,671
Add back the following, net of tax:
Merger related	15,299	26,865
Restructuring	9,182	—
Loss from discontinued operations	2,665	—
Change in unrealized loss on certain derivatives	—	(4,332)
Deleveraging losses (1)	214	41,453

Net income, as adjusted	196,953	193,657
Amortization of intangibles	46,929	27,241

Net income, as adjusted	$243,882	$220,898

Diluted earnings per share (GAAP)	$0.77	$0.72
Add back the following, net of tax:
Merger and restructuring costs	0.11	0.15
Loss from discontinued operations	0.01	—
Change in unrealized loss on certain derivatives	—	(0.02)
Deleveraging losses (1)	—	0.23

Diluted earnings per share, as adjusted	0.89	1.08
Amortization of intangibles	0.22	0.15

Diluted earnings per share, as adjusted	$1.11	$1.23

Return on average assets (GAAP)	0.86%	0.83%
Effects of merger costs, net of tax	0.08%	0.18%
Effects of restructuring costs, net of tax	0.05%	—
Effects of discontinued operations, net of tax	0.01%	—
Effects of change in unrealized loss on derivatives, net of tax	0.00%	-0.03%
Effects of deleveraging losses, net of tax	0.00%	0.27%
Effects of amortization of intangibles, net of tax	0.49%	0.38%

Return on average assets, as adjusted	1.49%	1.63%

Return on average equity (GAAP)	4.33%	4.80%
Effects of merger costs, net of tax	0.39%	0.99%
Effects of restructuring costs, net of tax	0.24%	—
Effects of discontinued operations, net of tax	0.07%	—
Effects of change in unrealized loss on derivatives, net of tax	0.00%	-0.16%
Effects of deleveraging losses, net of tax	0.00%	1.53%
Effects of amortization of intangibles, net of tax	25.04%	21.97%

Return on average equity, as adjusted	30.07%	29.13%

Efficiency ratio (GAAP)	67.50%	68.41%
Effects of merger costs, net of tax	-2.80%	-5.64%
Effects of restructuring costs, net of tax	-1.32%	—
Effects of extraordinary items, net of tax	0.00%	—
Effects of change in unrealized loss on derivatives, net of tax	0.00%	0.65%
Effects of securities gains/losses (excluding deleveraging losses)	0.02%	0.13%
Effects of deleveraging losses, net of tax	-0.02%	-6.14%
Effects of amortization of intangibles, net of tax	-9.25%	-6.18%

Efficiency ratio, as adjusted	54.13%	51.23%

Noninterest income (GAAP)	$244,908	$142,893
Change in unrealized loss on derivatives	—	(6,664)
Deleveraging securities losses	330	50,357
Lower of cost or market adjustments (included in deleveraging losses above)	—	7,114

Noninterest income, as adjusted	$245,238	$193,700

Noninterest expense (GAAP)	$563,105	$443,443
Merger costs	23,360	36,559
Restructuring	11,041	—
Prepayment penalties on borrowings (included in deleveraging losses above)	—	6,303
Amortization of intangibles	77,174	43,153

Noninterest expense, as adjusted	$451,530	$357,428

Average assets (GAAP)	$39,639,010	$31,359,748
Average Goodwill and Intangibles	6,582,429	4,057,836

Average Tangible Assets	$33,056,581	$27,301,912

Average equity (GAAP)	$7,893,469	$5,452,728
Average Goodwill and Intangibles	6,582,429	4,057,836
Average Deferred Taxes on Intangibles	324,735	134,551

Average Tangible Equity	$1,635,775	$1,529,443

TD Banknorth Inc. and Subsidiaries
Identifiable Intangible Assets
Estimated Future Amortization Expense (Unaudited)

	Core		Other		Total
	Deposit		Identifiable		Identifiable
	Intangibles		Intangibles		Intangibles
	TD Incremental	All others	TD Incremental	All others	TD Incremental	All others	Total

Amortization Expense:
Three months ended March 31, 2005 (Combined)	$7,875	$1,945	$1,320	$355	$9,195	$2,300	$11,495
Three months ended June 30, 2005	24,958	2,123	3,959	617	28,917	2,740	31,657
Three months ended September 30, 2005	24,625	2,123	3,959	334	28,584	2,457	31,041
Three months ended December 31, 2005	24,625	2,123	3,959	187	28,584	2,310	30,894

Full Year 2005	$82,083	$8,314	$13,197	$1,493	$95,280	$9,807	$105,087

Three months ended March 31, 2006	23,820	9,405	3,770	671	27,590	10,076	37,666
Three months ended June 30, 2006	21,654	13,181	3,771	902	25,425	14,083	39,508

Identifiable Intangible Assets Balance at June 30, 2006	$382,787	$202,544	$172,099	$50,942	$554,886	$253,486	$808,372

Estimated Future Amortization Expense
2006 (July through December)	$43,311	$26,362	$7,478	$1,803	$50,789	$28,165	$78,954
2007	68,249	41,780	14,237	3,608	82,486	45,388	127,874
2008	55,493	31,177	13,568	3,238	69,061	34,415	103,476
2009	45,327	24,893	12,944	3,238	58,271	28,131	86,402
2010	36,160	20,565	12,330	3,105	48,490	23,670	72,160
Thereafter	134,247	57,767	111,542	33,593	245,789	91,360	337,149